UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

December 11, 2009

Date of Report (Date of earliest event reported)

CEPHEID

(Exact name of Registrant as specified in its charter)

California	000-30755	77-0441625
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

904 Caribbean Drive, Sunnyvale, CA	94089
(Address of principal executive offices)	(Zip Code)

(408) 541-4191

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 11, 2009, the Compensation Committee of the Board of Directors (the “Compensation Committee”) of Cepheid approved a cash incentive bonus plan (the “Plan”) for Cepheid employees at specified salary grades, including Cepheid’s executive officers for the 2010 fiscal year. Pursuant to the Plan, if Cepheid achieves both at least 80% of a specified corporate objective related to revenue (60% weighting) (the “Revenue Objective”) and at least a specified minimum corporate objective related to operating margin (40% weighting) (the “Operating Margin Objective” and together with the Revenue Objective, the “Financial Objectives”), Cepheid will fund a bonus pool on a calculated curve.

If Cepheid does not achieve both of the minimum Financial Objectives, no amounts will be paid under the Plan. If Cepheid achieves both of the minimum Financial Objectives, the Plan bonus pool will be funded at 40% of the target amount. The Plan bonus pool will be funded at increasing levels, according to the level of achievement of the Financial Objectives, up to a maximum of 150% of the target amount if Cepheid achieves 110% or more of the Revenue Objective and the highest specified Operating Margin Objective. If the Plan bonus pool is funded, Plan participants will receive bonus payments, with each of Cepheid’s named executive officers receiving a bonus based 80% upon the level of achievement of the Financial Objectives and 20% on the achievement of five specified corporate goals.

For 2010, the Compensation Committee set target bonus levels at 55% of 2010 base salary for our Chief Executive Officer, 40% of 2010 base salary for our employees at the Executive Vice President level and 35% of 2010 base salary for our employees at the Senior Vice President level. The Plan also specifies target bonus levels based on a percentage of base salary for Plan participants who are not executive officers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CEPHEID

Date: December 17, 2009	By:	/s/ ANDREW D. MILLER
	Name:	Andrew D. Miller
	Title:	Senior Vice President, Chief Financial Officer